EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Canopy Growth Corporation

We, KPMG LLP, consent to the incorporation by reference in the Registration Statement under the Securities Act of 1933 on Form S-3 of Canopy Growth Corporation (the “Company”) of our report dated June 1, 2020, on the consolidated financial statements of the Company, which comprise the consolidated balance sheets as of March 31, 2020 and March 31, 2019, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes, (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of March 31, 2020, which report appears in the annual report on Form 10-K of the Company for the fiscal year ended March 31, 2020.

Our report dated June 1, 2020, on the effectiveness of internal control over financial reporting as of March 31, 2020, contains an explanatory paragraph that states that the Company acquired Cannabinoid Compound Company, TWP UK Holdings Limited, BioSteel Sports Nutrition Inc., Beckley Canopy Therapeutics Limited and Spectrum Biomedical UK Limited (collectively, the “Acquired Entities”) during the year ended March 31, 2020, and management excluded the Acquired Entities from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2020. The Acquired Entities represent approximately 10% of total assets and 19% of total revenues of the consolidated financial statements of the Company as of and for the year ended March 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Entities.

Chartered Professional Accountants, Licensed Public Accountants

February 23, 2021

Ottawa, Canada